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                                                           EX-99.1
            [Logo of Mellon Bank Corporation]


            ANALYSTS:
            --------
            Donald J. MacLeod
            (412) 234-5601

 Contact:   MEDIA:                               Corporate Affairs Group
            -----                                One Mellon Bank Center
            Margaret K. Cohen                    Pittsburgh, PA 15258-0001
            (412) 234-0850

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            MELLON ANNOUNCES DIVIDEND INCREASE AND THREE-FOR-TWO STOCK SPLIT

            PITTSBURGH, Sept. 20, 1994 -- The board of directors of Mellon Bank Corporation (NYSE: MEL) today approved an increase in the quarterly cash dividend and a three-for-two split of the Corporation's common stock.

            Mellon increased its common dividend by 21 percent to 67.5 cents per share on a pre-split basis. The increased dividend is payable on Nov. 15, 1994, to shareholders of record on Oct. 31, 1994.

            The three-for-two stock split is being structured as a special stock dividend of one additional share of common stock being paid on every two currently outstanding shares of common stock. The additional shares resulting from the split will be distributed on Nov. 15, 1994, to holders of record on Nov. 1, 1994. On a post-split basis, the Corporation's quarterly dividend would amount to 45 cents per share.

            "Our dividend increase reflects the Corporation's strong capital position and earnings," said Frank V. Cahouet, chairman, president and chief executive officer of Mellon Bank Corporation. "The stock split should provide for a more favorable trading range and broaden the distribution of Mellon's shares."

            The board also declared quarterly dividends on Mellon Series H preferred stock (NYSE: MEL Pr H) at the rate of $2.60 per share per annum; Mellon Series I preferred stock (NYSE: MEL Pr I) at the rate of $2.40 per share per annum; Mellon Series J preferred stock (NYSE: MEL Pr J) at the rate of $2.125 per share per annum; and Mellon Series K preferred stock (NYSE: MEL Pr K) at the rate of $2.05 per share per annum. Dividends on the Series H preferred stock, Series I preferred stock, Series J preferred stock and Series K preferred stock are payable on Nov. 15, 1994, to shareholders of record at the close of business on Oct. 31, 1994.

            With assets of approximately $37 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing a full range of banking and investment services and products to individuals and small, mid-sized and large companies and institutions.

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